Exhibit 99.1

CAI International, Inc. Reports Results for the Third Quarter of 2013

SAN FRANCISCO--(BUSINESS WIRE)--October 29, 2013--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the third quarter of 2013.

Highlights

  CAI reported rental revenue for the third quarter of 2013 of $50.7 million, an increase of 25% compared to the third quarter of 2012 and 5% compared to the second quarter of 2013, the 14th consecutive quarter of record rental revenue.
  CAI reported net income attributable to CAI common stockholders for the third quarter of 2013 of $15.3 million, compared to $16.5 million for the third quarter of 2012. CAI reported net income attributable to CAI common stockholders for the third quarter of 2013 of $0.68 per fully diluted share, compared to $0.84 for the third quarter of 2012. The average number of fully diluted shares in the quarter increased by 15% compared to the third quarter of 2012.
  During the quarter CAI entered into a sale and lease back transaction with a shipping customer for approximately 9,000 TEUs of containers. The company also acquired approximately 13,000 TEUs of new containers during the quarter.

Net income attributable to CAI common stockholders for the third quarter of 2013 was $15.3 million, compared to $16.5 million for the third quarter of 2012. Net income per fully diluted share attributable to CAI common stockholders for the third quarter of 2013 was $0.68, compared to $0.84 for the third quarter of 2012. Net income per share was impacted by a 15% increase in the number of fully diluted shares outstanding during the quarter, compared to the third quarter of 2012.

Total revenue for the third quarter of 2013 was a record $53.9 million, compared to $44.9 million for the third quarter of 2012, an increase of 20%. Rental revenue for the third quarter of 2013 was $50.7 million, compared to $40.5 million for the third quarter of 2012. The increase in rental revenue was primarily due to an increase in the average number of TEUs of owned containers on lease. Management fee revenue for the third quarter of 2013 was $1.5 million, compared to $2.5 million for the third quarter of 2012, reflecting the reduction in the size of the managed fleet as CAI has acquired a number of its previously managed portfolios during the last twelve months. Finance lease income for the third quarter of 2013 was $1.7 million, compared to $2.0 million in the third quarter of 2012, as a result of the reclassification of certain leases during the second quarter of 2013. Average fleet utilization was flat at 92.0% in the third quarter of 2013, compared to 92.1% in the second quarter.

Victor Garcia, Chief Executive Officer of CAI, commented, “We reported 25% rental revenue growth this past quarter as compared to the same period in 2012. We are pleased that we have continued to gain support from our customers by leasing more containers this quarter, however, we did not experience the peak season demand normally expected during the third quarter. Our overall utilization remained essentially flat with the prior quarter at 92%, reflecting the moderate demand for containers that we experienced during the third quarter, which historically has been when demand has been strongest. Per diem pricing throughout the industry has been aggressive during the quarter reflecting the more limited container demand this year and our belief that leasing companies have tried to reduce their available inventory. According to industry sources, inventory of new containers at the factories has decreased significantly during the third quarter, and we will be focusing on whether the lower inventory levels at the factories will result in a firming of per diem rates over the coming months.”

Mr. Garcia continued, “Our net income this quarter was negatively affected by higher storage costs and lower gains on sale of equipment. Higher storage costs reflect a 43% increase in the size of our owned fleet compared to the prior year, a lower overall fleet utilization compared to the same quarter last year and our purchase of some managed portfolios over the course of the past 12 months that had a lower utilization than our overall fleet. Gain on sale of equipment was also lower this quarter compared to the same period last year due to slightly lower sale prices in some regions, and a decrease in the average age of sold containers which led to an increase in the average book values of equipment sold. We are implementing several initiatives that are expected to increase our sales volume over the coming quarters which we expect will reduce our depot inventory in low demand areas and improve our overall utilization.”

Mr. Garcia concluded, “As I stated, demand for containers has been softer this past quarter than had been expected, which we believe reflects both the slow economic growth in the United States and Europe, as well as the recent moderation of growth in China. However, since the end of the quarter we have witnessed more requests for equipment, which we view as a positive development of improved container demand. We also remain optimistic about the demand for equipment in 2014 since many recent economic forecasts predict an improving outlook for most of the global economy. This improved outlook includes stabilizing and potentially improving economies in Europe, the U.S. economy showing signs of continued improvement and of particular importance to our business, an improved outlook for trade growth in China and the rest of Asia. With even modest growth in world trade, we would expect demand for containers to significantly improve from what we are seeing so far this year.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	September 30,	December 31,
	2013	2012
Assets
Current assets
Cash	$35,618	$17,671
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $1,060 and $794 at September 30, 2013 and December 31, 2012, respectively	40,464	32,627
Accounts receivable (managed fleet)	10,611	19,131
Current portion of direct finance leases	12,349	10,625
Prepaid expenses	15,435	11,952
Deferred tax assets	2,189	2,189
Other current assets	246	919
Total current assets	116,912	95,114
Restricted cash	9,508	4,376
Rental equipment, net of accumulated depreciation of $193,826 and $147,654 at September 30, 2013 and December 31, 2012, respectively	1,436,911	1,210,234
Net investment in direct finance leases	63,088	74,929
Furniture, fixtures and equipment, net of accumulated depreciation of $1,578 and $1,254 at September 30, 2013 and December 31, 2012, respectively	1,535	1,847
Intangible assets, net of accumulated amortization of $8,162 and $7,447 at September 30, 2013 and December 31, 2012, respectively	769	1,441
Total assets	$1,628,723	$1,387,941

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,317	$5,985
Accrued expenses and other current liabilities	8,631	8,465
Due to container investors	13,215	18,589
Unearned revenue	6,656	7,893
Current portion of debt	74,280	61,044
Current portion of capital lease obligations	1,944	2,242
Rental equipment payable	5,522	2,561
Total current liabilities	116,565	106,779
Debt	1,072,630	888,990
Deferred income tax liability	37,759	40,051
Capital lease obligations	3,723	5,084
Income taxes payable	192	192
Total liabilities	1,230,869	1,041,096

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 22,239,340 and 22,052,529 shares at September 30, 2013 and December 31, 2012, respectively	2	2
Additional paid-in capital	183,519	181,063
Accumulated other comprehensive loss	(2,699)	(2,917)
Retained earnings	217,032	168,697
Total stockholders' equity	397,854	346,845
Total liabilities and stockholders' equity	$1,628,723	$1,387,941

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue
Rental revenue	$50,711	$40,473	$145,721	$108,061
Management fee revenue	1,503	2,492	6,027	9,699
Gain on sale of container portfolios	-	-	-	1,256
Finance lease income	1,684	1,974	6,096	5,055
Total revenue	53,898	44,939	157,844	124,071

Operating expenses
Depreciation of rental equipment	17,389	12,495	49,007	34,206
Amortization of intangible assets	227	224	681	676
Gain on disposition of used rental equipment	(1,329)	(2,491)	(5,822)	(8,811)
Storage, handling and other expenses	4,979	2,197	13,611	5,965
Marketing, general and administrative expenses	6,055	6,275	18,274	18,610
Loss on foreign exchange	374	193	199	125
Total operating expenses	27,695	18,893	75,950	50,771

Operating income	26,203	26,046	81,894	73,300

Interest expense	9,546	7,179	26,905	19,435
Write-off of deferred financing costs	-	-	1,108	-
Interest income	-	(1)	(4)	(8)
Net interest expense	9,546	7,178	28,009	19,427

Net income before income taxes and non-controlling interest	16,657	18,868	53,885	53,873
Income tax expense	1,320	2,102	5,550	7,003

Net income	15,337	16,766	48,335	46,870
Net income attributable to non-controlling interest	-	(238)	-	(816)
Net income attributable to CAI common stockholders	$15,337	$16,528	$48,335	$46,054

Net income per share attributable to CAI common stockholders
Basic	$0.69	$0.86	$2.18	$2.39
Diluted	$0.68	$0.84	$2.13	$2.33

Weighted average shares outstanding
Basic	22,186	19,295	22,139	19,295
Diluted	22,645	19,764	22,674	19,730

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of September 30,
	2013	2012

Owned container fleet in TEUs	856,121	616,257
Managed container fleet in TEUs	289,846	444,906
Total container fleet in TEUs	1,145,967	1,061,163

Owned railcar fleet in units	1,572	1,393

Conference Call

A conference call to discuss the financial results for the third quarter of 2013 will be held on Tuesday, October 29, 2013 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q3 2013 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of September 30, 2013, the company operated a worldwide fleet of approximately 1,146,000 TEUs of containers through 16 offices located in 12 countries including the United States. CAI also owns a fleet of railcars, which it leases within North America.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com